Exhibit 99.1

For Immediate Release

May 4, 2004

First Century Bankshares, Inc.

Reports 2004 First Quarter Earnings

Bluefield, WV – First Century Bankshares, Inc., Bluefield, West Virginia, (OTCBB - FCBS) a $360 million bank holding company, announced earnings of $701,000 for the three-month period ending March 31, 2004. This represents a decrease of approximately 16% from the $839,000 earned during the same period in 2003. On a per share basis, net income decreased to $0.35 per diluted share for the period ended March 31, 2004, compared to $0.42 per diluted share for the period ended March 31, 2003.

Net interest income, for the three-month period ended March 31, 2004 was $3,504,000, a decrease of $27,000, or 0.8%, as compared to $3,531,000 for the first quarter of 2003. This decrease demonstrated a general stabilization in net interest income and management’s efforts to actively monitor interest rate risk. Net interest margins for the three months ended March 31, 2004 and 2003 were 3.89% and 3.90%, respectively.

Noninterest income, exclusive of securities gains and losses, was $841,000 for the three-month period ended March 31, 2004 and represented a decrease of $153,000, or 15.4%, compared to $994,000 for the same period in 2003. This decrease was primarily attributable to a $100,000 recovery against a check-kiting loss received in 2003 that is not reflected in 2004, as well as, a reduction in income from fiduciary activities related to the timing of the collection of estate settlement fees.

Noninterest expense of $3,257,000 for the quarter ended March 31, 2004 represented an increase of $230,000, or 7.6%, from $3,027,000 for the same period in 2003. This increase was primarily attributable to start-up costs associated with the opening of a new branch facility in Princeton, West Virginia and enhancements to the Corporation’s telecommunication equipment.

These reductions in earnings were partially offset by a reduction in the provision for loan losses, which amounted to ($26,000) and $177,000 for the three-month periods ended March 31, 2004 and 2003, respectively. The decreased provision resulted primarily from an increase in recoveries as management continues to enhance loan collection efforts.

Earnings through March 31, 2004 reflect an annualized return on average assets (ROAA) of 0.78% compared to 0.93% for the period ended March 31, 2003. Also, these earnings reflect an annualized return on average equity (ROAE) of 7.92% and 9.83%, respectively, for the periods ending March 31, 2004 and 2003. Dividends for the first quarter of 2004 increased to $0.21 per share, or 5.0%, from $0.20 per share paid for the first quarter of 2003.

Nonperforming assets, including nonaccrual loans, loans past-due over 90 days, restructured loans and other real estate owned, as a percentage of total loans improved from 1.7% at March 31, 2003 to 1.3% at March 31, 2004. Overall, management is pleased with the recent trends in reduced provision for loan losses and nonperforming assets as it signals results from the significant efforts to enhance asset quality.

First Century Bankshares, Inc. is a bank holding company, that owns First Century Bank, N.A., headquartered in Bluefield, West Virginia, with 11 offices and 15 ATM locations throughout southern West Virginia and southwestern Virginia.

This press release contains certain forward-looking statements, including certain plans, expectations, goals and projections, which are subject to numerous assumptions, risks and uncertainties. Actual results could differ materially from those contained in or implied by such statements for a variety of factors. Please refer to First Century’s filings with the Securities and Exchange Commission for a summary of important factors that could affect First Century’s forward-looking statements. First Century undertakes no obligation to revise these statements following the date of this press release.

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